Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Novo Nordisk A/S on Form S-8 to be filed on or about October 31, 2017 of our report dated June 19, 2017 on our audits of the financial statements of the Novo Nordisk, Inc. 401(k) Savings Plan as of December 31, 2016 and 2015, and for each of the years then ended, and of the supplemental schedules of the Novo Nordisk, Inc. 401(k) Saving Plan as of December 31, 2016 and for the year ended December 31, 2016, which report was included in the Annual Report on Form 11-K.

/s/ EISNERAMPER LLP

Iselin, New Jersey
October 31, 2017